FOR RELEASE:	May 28, 2014

Lisa F. Campbell	Mark A. Holmes
Executive Vice President	President and CEO
Chief Financial Officer and Chief Operating Officer	Office: 252-353-5730
Office: 910-892-7080 and Direct: 910-897-3660	mholmes@selectbankandtrust.com
lisac@NewCenturyBankNC.com	SelectBankandTrust.com
NewCenturyBankNC.com

NEW CENTURY BANCORP AND SELECT BANCORP

SHAREHOLDERS APPROVE MERGER;

FOUR ARE RE-ELECTED TO NEW CENTURY BOARD OF DIRECTORS

Vote to approve merger was announced yesterday at the Company’s Annual Meeting.

DUNN, NC . . . At New Century Bancorp’s 2014 Annual Meeting held yesterday, Tuesday, May 27, 2014, at the Company’s headquarters in Dunn, NC, it was announced that the Company’s shareholders had voted to approve the merger with Select Bancorp, Inc. (“Select”), the Greenville, NC-based holding company for Select Bank & Trust Company. New Century Bancorp (“the Company” – NASDAQ: NCBC) is the holding company for New Century Bank.

At a separate meeting, held at 3:00 on Tuesday afternoon in Greenville, NC, Select’s shareholders also voted to approve the merger.

“On behalf of the New Century team, I am pleased that our shareholders and Select’s shareholders approved the acquisition, allowing us to move forward in creating one strong community bank,” said William L. Hedgepeth, president and CEO of New Century Bancorp and New Century Bank. “We appreciate this vote of confidence in our future.”

On the affirmative vote, Mark A. Holmes, president and CEO of Select Bancorp and Select Bank & Trust, shared, “We look forward to combining the two companies and are thankful to our shareholders for their support and belief in what we can accomplish.”

At New Century Bancorp’s meeting, shareholders also re-elected four members of the Company’s board of directors to three-year terms: Gerald W. Hayes, William L. Hedgepeth II, Tracy L. Johnson, and Carlie C. “Mack” McLamb, Jr.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.